Exhibit 2.1.2

[***]      CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Side letter to the Interim Supply Agreement

between TriQuint Semiconductor, Inc., 2300 NE Brookwood Parkway, Hillsboro, OR 97124 and Infineon Technologies Aktiengesellschaft, München, Federal Republic of Germany

Infineon transfers a frame contract dated 23.01.2001between [***] and Infineon Technologies AG. The transfer is planned to be effective with the Effective Date of the Sale and Transfer Agreement. In this frame contract, the general terms and conditions are regulated for the supply of [***] devices, which are sold exclusively to [***].

Infineon is willing to continue production of [***] under the terms of the INTERIM SUPPLY AGREEMENT under the following special terms and conditions:

1.                                      Infineon represents and warrants to TriQuint that Infineon does not own or control the [***] or tooling for the [***] devices, and that the [***] and tooling are owned by [***].  Consequently, Infineon cannot and does not make the [***] available to TriQuint under Art. 5.4 of the Backend Foundry Agreement.

2.                                      Infineon’s obligation to produce [***] devices is subject to continued supply of the [***].  Infineon may terminate production of [***] devices in case [***] are not available for such production.

The terms and conditions for the supply of [***] from Infineon to TriQuint is regulated in the Interim Supply Agreement.

TriQuint Semiconductor, Inc.	Infineon Technologies AG

/s/ Ronald Ruebusch	/s/ Nicole Lau

/s/ Juergen Ebmeyer